Exhibit 23.2

CONSENT OF INDEPENDENT REGISERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in this Registration Statement on Form SB-2/A, for the registration of 24,913,225 shares of common stock, of our report dated March 28, 2007 except for note 11 to which the date is July 31, 2007, on our audit of the financial statements of Andover Medical, Inc. as of December 31, 2006 and for the period from July 13, 2006 (inception) to December 31, 2006. We also consent to the reference to our firm under the caption “Experts.”

Mantyla McReynolds, LLC
Salt Lake City, Utah
November 16, 2007